SECURITIES AND EXCHANGE COMMISSION

                         Washington, DC  20549




                               FORM 8-K




                            CURRENT REPORT




                Pursuant to Section 13 or 15(d) of the

                    Securities Exchange Act of 1934




                           November 19, 1994




                            IMC GLOBAL INC.
          (Exact name of registrant as specified in charter)



   Delaware                      1-9759                 36-3492467
(State or other jurisdiction    (Commission          (IRS Employer
    of incorporation)           File Number)     Identification No.)

   2100 Sanders Road, Northbrook, IL                           60062
(Address of principal executive offices)                   (Zip Code)


Registrant's telephone number, including area code     (708) 272-9200
















Item 5.  Other Events

    The following is the text of a press release relating to a dam breach at the Florida joint venture.

    NORTHBROOK, IL., November 19, 1994 -- IMC Global Inc. (NYSE symbol: IGL) reported today that the failure of a spillway structure resulted in the breach of an earthen dam containing surface water and natural clay. The incident occurred at an IMC-Agrico Company phosphate mining facility in Hillsborough County east of Tampa, Florida.

    The breach, discovered by plant personnel at approximately 11 p.m. Friday (Nov. 18) at the Company's Hopewell Mine, was repaired shortly after 5 a.m. today. The Company estimates that up to 1400-acre feet of surface water could have been released.

    "We do not yet know what caused the failure," said IMC-Agrico's John A. Brafford, vice president for phosphate operations. "Our immediate concern is to see to the needs of our neighbors who were inconvenienced."

    Brafford said that the dam had been inspected during the evening prior to the incident without any sign of a problem.

    The released water contains only natural clay separated from phosphate ore. Company officials said while they expect most of the clay to be contained on company land, some will reach the North Prong of the Alafia River which flows into Tampa Bay. IMC-Agrico personnel are monitoring water flow and conditions on the river.

    The Company immediately notified the Florida Department of Environmental Protection, which had a representative on site throughout the night. All other appropriate agencies also were notified.

    IMC-Agrico personnel were dispatched to affected rural neighborhoods to assess any damage and offer assistance. A portion of a county road was closed due to the incident but has been reopened. There were no reports of injuries or major property damage.

    IMC-Agrico Company is a joint venture between IMC and Freeport-McMoRan Resource Partners (NYSE: FRP) a 51% owned affiliate of Freeport-McMoRan Inc. (NYSE: FTX). IMC manages the joint venture.






















                           SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereto duly authorized.

                                  IMC GLOBAL INC.



                                  By
                                     ___________________________
                                     Marschall I. Smith
                                     Senior Vice President, Secretary
                                     and General Counsel


November 21, 1994